Exhibit 99.1
AEROPOSTALE REPORTS JANUARY SALES RESULTS
Same Store Sales Increase 5.4%; Company Raises Fourth Quarter Guidance
New York, New York — February 8, 2007 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended February 3, 2007 increased 41.1% to $90.4 million, from $64.0 million for the four-week period ended January 28, 2006 and increased 13.3% on a pro-forma basis for the comparable five-week period last year. Same store sales for the month increased 5.4%, compared to the corresponding five-week period last year.
Total sales for the fourth quarter ended February 3, 2007 (14 weeks) increased 16.5% to $506.8 million, from $435.2 million for the fourth quarter ended January 28, 2006 (13 weeks) and increased 12.4% on a pro-forma basis for the comparable fourteen-week period last year. Same store sales for the fourth quarter increased 2.2%, compared to the corresponding fourteen-week period last year.
Total net sales for Fiscal 2006 (53 weeks) increased 17.4% to $1.413 billion, from $1.204 billion for Fiscal 2005 (52 weeks) and increased 15.8% on a pro-forma basis for the comparable fifty-three week period last year. Same store sales for Fiscal 2006 increased 2.0%, compared to the corresponding fifty-three week period last year.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased with our results for January, which exceeded both our sales and gross margin plans. During the month we were able to make significant progress in clearing through our residual holiday merchandise. As a result, we ended the month with less clearance inventory versus last year, we made a seamless transition into the spring selling season and we positioned ourselves well to capitalize on opportunities that were under-funded last spring.”
Mr. Geiger concluded, “We are ending the fiscal year on a very positive note and are pleased with the momentum we generated in our business over the last twelve months. We are on track to exceed our targeted earnings growth of 20% this year and are excited about our future prospects. We continue to focus on serving our core teen customers and remaining the dominant promotional specialty store in our space.”
The company also updated its earnings guidance for the fourth quarter. The company now believes it will report fourth quarter net earnings in the range of $1.06 - $1.07 per diluted share, which includes approximately $7.1 million (net of professional fees) or approximately $0.08 per diluted share, representing a concession by South Bay Apparel, Inc. to the company concerning prior purchases of merchandise. Excluding this vendor concession, the company expects fourth quarter net earnings in the range of $0.98 - $0.99 per diluted share, compared to its previously issued guidance of $0.91 - $0.93 per diluted share, and as compared to net earnings of $0.76 per diluted share in the fourth quarter of last year, this represents an increase of approximately 29% - 30%, excluding the vendor concession discussed above.

The company believes that the disclosure of prior year net sales on a pro-forma basis and diluted earnings per share excluding the other income relating to the vendor concession, which are both non-GAAP financial measures, provides investors useful information to help them better understand the company’s expected results.
To hear the Aeropostale prerecorded January sales message, please dial (877) 519-4471, followed by the conference identification number #8288610.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 728 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.